Exhibit 15.1

November 17, 2025

Xinxu Copper Industry Technology Limited

2188 Nanci First Road

Anhui Xinwu Economic Development Zone

Wanzhi District, Wuhu City

Anhui Province, China 241100

Re: Consent of People’s Republic of China Counsel

Dear Sirs,

We consent to the reference to our firm under the headings “ITEM 3. KEY INFORMATION - Regulatory Developments in China”, “ITEM 3. KEY INFORMATION - Regulatory Permissions”, “ITEM 3. KEY INFORMATION - 3.D. Risk Factors - Risks Related to Doing Business in China - The CSRC has recently released the New Overseas Listing Rules for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the New Overseas Listing Rules, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or such shares to become worthless” and “ITEM 4. INFORMATION ON THE COMPANY - 4A. History and Development of the Company” in the annual report of Xinxu Copper Industry Technology Limited on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons